CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus and Statement of Additional Information constituting part of this Registration Statement on Form N-14, of our report dated August 21, 2006, relating to the financial statements and financial highlights of Leader Short-Term Bond Fund, which appear in the June 30, 2006 Annual Report to Shareholders. We also consent to the reference to our Firm under the heading "Experts" in the Proxy Statement/Prospectus.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
December 22, 2006